NEWS
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FIRST FISCAL QUARTER EARNINGS

·	Net cash provided by operating activities increased 117% to $2.7 million at September 30, 2022, versus the same quarter one year earlier.
·	Cash and cash equivalents and short term investments at September 30, 2022 was $48 million and approximately the same at June 30, 2022.
·	Book Value Per Share increased 5% to $22.05 per share at September 30, 2022, versus the same quarter one year earlier.
·	Total MRI scan volume at the HMCA-managed sites decreased 8.3 % to 44,471 scans versus the same quarter one year earlier.
·	Diluted Net Income per Common Share was $0.29 for the quarter ended September 30, 2022.
·	Total Revenues-Net was $23.2 million for the quarter ended September 30, 2022.
·	Net Income was $2.7 million for the quarter ended September 30, 2022.
·	Income from Operations was $3.9 million for the quarter ended September 30, 2022.

MELVILLE, NEW YORK, November 14, 2022 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today financial results for the first fiscal quarter of 2023 which ended September 30, 2022. FONAR’s wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) is its primary source of income. In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 41 MRI scanners in New York and Florida.

Financial Results

Total MRI scan volume at the HMCA-managed sites decreased 8.3 % to 44,471 scans for the quarter ending September 30, 2022 versus 48,469 for the quarter ended September 30, 2021. The 2021 quarter was the highest quarterly total in the Company’s history. The most significant factor that contributed to the decrease in scans was the shortage of MRI Technologist personnel who operate the scanners. The shortage of MRI Technologists, which was an industry-wide issue, caused the centers to be open fewer hours. The Company believes that the worst part of this shortage has past and that it will be back to full employment by December. An additional factor was Hurricane Ian in Florida.

Total Revenues-Net decreased by 2% to $23.2 million for the first fiscal quarter ended September 30, 2022, as compared to $23.7 million for the first fiscal quarter ended September 30, 2021. The revenue decrease is directly related to the decrease in MRI scan volume.

Total Costs and Expenses for the first fiscal quarter ended September 30, 2022 increased by 7% to $19.3 million, as compared to $18.0 million for the first fiscal quarter ended September 30, 2021. Selling, General and Administrative expenses (SG&A) increased 24% to $6.3 million as compared to $5.1 million for the first fiscal quarter ended September 30, 2021. The major contributing factor in the increase in SG&A was an increase in reserves placed against management fees from scanning centers which had not met their expected MRI scan volumes. The MRI scan volumes were not met because of the lack of MRI Technologists at those centers.

Revenues from the management of the diagnostic imaging center segment, consisting of patient fee revenue net of contractual allowances and discounts, and management and other fees of related and non-related medical practices, decreased 1% to $21.3 million for the first fiscal quarter ended September 30, 2022, as compared to $21.6 million for the first fiscal quarter ended September 30, 2021.

Revenues from product sales and upgrades and service and repair fees for related and non-related medical parties, for the first fiscal quarter ended September 30, 2022, were $1.9 million, as compared to $2.1 million for the first fiscal quarter ended September 30, 2021.

Income from Operations was $3.9 million for the first fiscal quarter ended September 30, 2022, as compared to $5.7 million for the first fiscal quarter ended September 30, 2021.

Net Income was $2.7 million, for the first fiscal quarter ended September 30, 2022, as compared to $5.2 million for the fiscal quarter ended September 30, 2021.

Diluted Net Income per Common Share available to common shareholders was $0.29 for the first fiscal quarter ended September 30, 2022, as compared to $0.55 for the quarter ended September 30, 2021.

The weighted average diluted shares outstanding for the fiscal quarters ended September 30, 2022, and September 30, 2021, was to 6.7 million.

Balance Sheet Items

Total Cash and Cash Equivalents and Short Term Investments at September 30, 2022 were $48.7 million as compared to the $48.8 million at June 30, 2022.

Total Assets at September 30, 2022 were $198.0 million as compared to $199.3 million at June 30, 2022.

Total Liabilities at September 30, 2022 were $50.9 million as compared to $53.1 million at June 30, 2022.

The ratio of Total Assets / Total Liabilities increased 4% to 3.9 at September 30, 2022 as compared to 3.8 at June 30, 2022.

Total Current Assets at September 30, 2022 were $119.1 million as compared to $118.7 million at June 30, 2022.

Total Current Liabilities at September 30, 2022 were $14.9 million as compared to $16.7 million at June 30, 2022.

Working Capital was $104.2 million at September 30, 2022 as compared to $101.9 million at June 30, 2022.

Net Book Value per Common Share increased 5% to $22.05 at September 30, 2022 as compared to $20.9 at September 30, 2021, one year ago.

Cash Flow Item

Net cash provided by Operating activities increased 117% to $2.7 million for the first fiscal quarter ended September 30, 2022, as compared to $1.2 million for the first fiscal quarter ended September 30, 2021.

Management Discussion

Timothy Damadian, president and CEO of FONAR, said: “I stated in the fiscal 2022 year-end press release that ‘some of our centers continue to face an unrelenting shortage of workers which has prevented them from returning to their regular pre-COVID-19 business hours and, consequently, scan volumes.’ Unfortunately, in spite of our concerted efforts to fill vacancies at both headquarters and at the managed sites, the shortage has persisted, which largely explains the 2.9% decrease in the HMCA’s first quarter scan volume in comparison to the previous quarter, and the 8.3% decrease in comparison to the corresponding quarter one year ago. The workforce shortages among both MRI technologists and administrative staff prevented us from meeting patient demand at many of our sites. Hurricane Ian’s negative impact on scan volume in Florida at the end of September was another factor, although to a much lesser degree.”

“It’s important to point out that this problem is not unique to HMCA; it’s throughout the entire healthcare industry, even the entire country for that matter. The ever-increasing demand for MRI studies further exacerbates the situation. HMCA-managed sites have always competed with other MRI providers for patient referrals. Now we’re competing for employees as well.”

Mr. Damadian continued, “On the positive side, we expect to add a new MRI center in the Bronx, New York by the end of the calendar year and another MRI center in Central Florida by December or in the early part of calendar 2023. These new centers will no doubt help to offset the losses in scan volume at the short-staffed centers.”

“Contending with a workforce shortage has been difficult, yet our management team and HMCA employees have worked diligently to keep us profitable. We’re committed to growth, but we fully understand that growth depends heavily on our ability to attract and maintain a sufficient number of qualified employees. Our management team, which has proven itself time and time again, is laser-focused on solving this problem, and I’m sure they will.”

Significant Event

On August 3, 2022, FONAR founder and The Father of MRI, Raymond V. Damadian, died at 86. Dr. Damadian was the Chairman of the Board at the time of his passing. Timothy R. Damadian, President and CEO of Fonar Corporation, succeeded his father as Chairman of the Board.

While the Company continues to honor its founder, we recall how others have honored Dr. Damadian. In 2018, the Chiari & Syringomyelia Foundation gave its Excellence in Medicine Award to Dr. Damadian. Steering committee member Dr. Fraser C. Henderson, MD, said: "Dr. Damadian revolutionized medicine with the discovery and development of Magnetic Resonance Imaging (MRI) and we were honored to select Dr. Damadian for this award. Besides the discovery of the basis of MRI (1970) and the building of the world's first MRI scanner (1977), Dr. Damadian has continued important research using the FONAR UPRIGHT® Multi-Position™ MRI to image and measure cerebrospinal fluid flow. This research may have profound implications for Chiari malformation, syringomyelia and some of the neurodegenerative disorders."

About FONAR

FONAR, the Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™,  Multi-Position™, UPRIGHT RADIOLOGY™, The Proof is in the Picture™, pMRI™,  CSF Videography™,  and Dynamic™ are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2022	June 30, 2022 *
Current Assets:
Cash and cash equivalents	$48,696	$48,723
Short term investments	32	32
Accounts receivable – net	4,161	4,336
Accounts receivable - related party	90	—
Medical receivable – net	19,216	20,109
Management and other fees receivable – net	34,582	33,419
Management and other fees receivable – related medical practices – net	8,723	8,603
Inventories	2,458	2,360
Prepaid expenses and other current assets	1,108	1,104
Total Current Assets	119,066	118,686

Accounts receivable – long term	1,575	1,872
Deferred income tax asset	11,697	12,843
Property and equipment – net	22,207	22,282
Right-of-use Asset – operating lease	34,180	34,232
Right-of-use Asset – financing lease	878	928
Goodwill	4,269	4,269
Other intangible assets – net	3,624	3,704
Other assets	526	526
Total Assets	$198,022	$199,342

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2022	June 30, 2022 *
Current Liabilities:
Current portion of long-term debt and capital leases	$42	$40
Accounts payable	773	1,552
Other current liabilities	5,201	6,417
Unearned revenue on service contracts	4,123	4,289
Unearned revenue on service contracts – related party	82	—
Contract liabilities	—	—
Operating lease liability - current portion	3,908	3,880
Financing lease liability - current portion	212	210
Customer deposits	532	361

Total Current Liabilities	14,873	16,749

Long-Term Liabilities:
Unearned revenue on service contracts	1,576	1,857
Deferred income tax liability	216	216
Due to related medical practices	93	93
Operating lease liability – net of current portion	33,112	33,091
Financing lease liability – net of current portion	784	838
Long-term debt and capital leases, less current portion	148	155
Other liabilities	90	107

Total Long-Term Liabilities	36,019	36,357
Total Liabilities	50,892	53,106

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	September 30, 2022	June 30, 2022 *
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2022 and June 30, 2022, 313 issued and outstanding at September 30, 2022 and June 30, 2022	$—	$—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2022 and June 30, 2022, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2022 and June 30, 2022, 6,566 issued at September 30, 2022 and June 30, 2022, 6,545 and 6,554 outstanding at September 30, 2022 and June 30, 2022, respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2022 and June 30, 2022; .146 issued and outstanding at September 30, 2022 and June 30, 2022	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2022 and June 30, 2022, 383 issued and outstanding at September 30, 2022 and June 30, 2022	—	—
Paid-in capital in excess of par value	184,531	184,531
Accumulated deficit	(31,520)	(33,567)
Treasury stock, at cost – 20 shares of common stock at September 30, 2022 and 12 shares of common stock at June 30, 2022	(797)	(675)
Total Fonar Corporation’s Stockholders’ Equity	152,215	150,290
Noncontrolling interests	(5,085)	(4,054)
Total Stockholders' Equity	147,130	146,236
Total Liabilities and Stockholders' Equity	$198,022	$199,342

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2022	2021
Patient fee revenue – net of contractual allowances and discounts	$6,076	$6,851
Product sales – net	30	148
Service and repair fees – net	1,820	1,936
Service and repair fees - related parties – net	28	28
Management and other fees – net	12,250	11,972
Management and other fees - related medical practices – net	2,987	2,795
Total Revenues – Net	23,191	23,730
COSTS AND EXPENSES
Costs related to patient fee revenue	3,800	3,156
Costs related to product sales	169	109
Costs related to service and repair fees	718	724
Costs related to service and repair fees - related parties	11	10
Costs related to management and other fees	6,501	6,877
Costs related to management and other fees – related medical practices	1,398	1,637
Research and development	349	386
Selling, general and administrative	6,334	5,090
Total Costs and Expenses	19,280	17,989
Income From Operations	3,911	5,741
Other Income	11	811
Interest Expense	(14)	(17)
Investment Income	151	63
Income Before Provision for Income Taxes and Noncontrolling Interests	4,059	6,598
Provision for Income Taxes	(1,409)	(1,416)
Net Income	2,650	5,182
Net Income - Noncontrolling Interests	(603)	(1,295)
Net Income – Attributable to FONAR	$2,047	$3,887
Net Income Available to Common Stockholders	$1,923	$3,652
Net Income Available to Class A Non-Voting Preferred Stockholders	$92	$175
Net Income Available to Class C Common Stockholders	$32	$60
Basic Net Income Per Common Share Available to Common Stockholders	$0.29	$0.56
Diluted Net Income Per Common Share Available to Common Stockholders	$0.29	$0.55
Basic and Diluted Income Per Share – Class C Common	$0.08	$0.16
Weighted Average Basic Shares Outstanding – Common Stockholders	6,545	6,554
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,673	6,682
Weighted Average Basic and Diluted Shares Outstanding – Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$2,650	$5,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,118	1,169
Amortization on right-of-use assets	1,061	648
Provision for bad debts	1,398	502
Deferred income tax – net	1,146	1,195
Gain on forgiveness of PPP loan	—	(701)
(Increase) decrease in operating assets, net:
Accounts, medical and management fee receivable(s)	(1,407)	(1,730)
Notes receivable	11	11
Inventories	(98)	(172)
Prepaid expenses and other current assets	(14)	(188)
Other assets	—	(4)
Increase (decrease) in operating liabilities, net:
Accounts payable	(779)	(733)
Other current liabilities	(1,580)	(3,383)
Operating lease liabilities	(912)	(547)
Financing lease liabilities	(52)	(50)
Customer deposits	171	58
Other liabilities	(16)	(16)
Net cash provided by operating activities	2,697	1,241
Cash Flows from Investing Activities:
Purchases of property and equipment	(939)	(1,180)

Cost of patents	(24)	(29)
Net cash used in investing activities	(963)	(1,209)
Cash Flows from Financing Activities:

Repayment of borrowings and capital lease obligations	(5)	(7)
Purchase of treasury stock	(122)	—
Distributions to noncontrolling interests	(1,634)	(1,080)
Net cash used in financing activities	(1,761)	(1,087)
Net Decrease in Cash and Cash Equivalents	(27)	(1,055)
Cash and Cash Equivalents - Beginning of Period	48,723	44,460
Cash and Cash Equivalents - End of Period	$48,696	$43,405